n e w s   r e l e a s e

Exhibit 99

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559
Richard W. Gochnauer
President and Chief Executive Officer
or
Kathleen S. Dvorak
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

FOR IMMEDIATE RELEASE

UNITED STATIONERS ANNOUNCES
CHIEF FINANCIAL OFFICER TO RESIGN

DEERFIELD, Ill., Sept. 5, 2006 — United Stationers Inc. (NASDAQ:USTR) today announced that Kathleen S. Dvorak, senior vice president and chief financial officer, has decided to leave the company by early 2007.  She has agreed to help identify and train her successor and will remain with the company until that time.

“Over the last 24 years, United has given me a wealth of opportunity and experience, which made the decision to leave a very difficult one,” Dvorak said.  “However, I decided it’s the right time for me to seek new challenges.  I plan to take the skills and knowledge I gained from my tenure at United and put them to work for other organizations, including serving on corporate boards.”

Richard W. Gochnauer, president and chief executive officer, said, “United Stationers has benefited from Kathy’s extensive expertise with the company and the office products industry, as well as her disciplined approach to balance sheet and working capital management.  Over the last five years as CFO, she has worked tirelessly to improve the company’s financial performance and has positioned the company to maintain its solid financial performance.  Throughout her career with United, Kathy also has done an outstanding job as our primary contact with the investment community, where she is highly respected.  She has been instrumental in communicating our strategic initiatives, our vision and our goals to analysts and shareholders.  We want to thank Kathy for her service to United and know she will be just as successful in her new endeavors.”

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with annual sales of $4.3 billion.  The company’s network of 63 distribution centers allows it to offer nearly 50,000 items to its approximately 20,000 reseller customers.  This network, combined with United’s depth and breadth of inventory in technology products, traditional business products, office furniture, janitorial and sanitation products, and foodservice consumables, enables the company to ship products on an overnight basis to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.5% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

The company’s common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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